Exhibit 4.33

LUDWIG ENTERPRISES, INC.

1749 Victorian Avenue, #C-350

Sparks, Nevada 89431

October 1, 2024

[Address]

Re:	Extension of Due Date of
Promissory Note Dated March 22, 2021
Current Balance: $[●] (“Note”)

Gentlemen:

This will confirm our oral agreement pursuant to which you agreed to extend the due date of the Note to April 3, 2025, (the “Maturity Date”), for good and valuable consideration.

If you are in agreement with the foregoing, please sign below in the space indicated and return a signed copy to me.

Thank you for your continued support of our Company.

Sincerely,

Scott Silverman
Chief Financial Officer

AGREED

[●]

By:

Schedule of Signors

Holder	Date	Current Balance
Homeopath Partners, Inc.	March 22, 2021	$5,4000.00
Worthington Financial Services, Inc.	March 22, 2021	$122,873.00
New World Global	March 22, 2021	$6,240.00
Tom Terwilliger	March 22, 2021	$7,344.00
Corporate World, Inc.	March 22, 2021	$38,216.00
SH Fund LLC	March 22, 2021	$46,480.00
Patron Corp.	March 22, 2021	$3,456.00